Exhibit 3.46

      STATE OF DELAWARE

    SECRETARY OF STATE

DIVISION OF CORPORATIONS

FILED 12:00 PM 02/09/1999

        991050949 – 2926277

CERTIFICATE OF AMENDMENT

OF

US SALT LLC

1. The name of the limited liability company is US Salt LLC.

2. The Certificate of Formation of the limited liability company is hereby amended so as to change the name of the limited liability company to “US Salt, LLC” and, to that end that Article First of the Certificate of Formation is hereby deleted and the following new Article First be substituted in lieu thereof:

“FIRST: The name of the limited liability company is US Salt, LLC.”

IN WITNESS WHEREOF, the undersigned authorized person has executed this Certificate of Amendment of US Salt LLC this 7th day of February, 1999.

/s/ Timothy P. Dolan
Timothy P. Dolan
Manager